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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                      Commission File Number             0-25308
                                                             -------------------

                             FIRST LOOK MEDIA, INC.
                        (f/k/a Overseas Filmgroup, Inc.)
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             (Exact name of registrant as specified in its charter)

                              8000 Sunset Boulevard
                                   Suite B310
                          Los Angeles, California 90069
                                 (323) 337-1000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Warrants to Purchase Common Stock which expired on February 16, 2002
         THIS FORM 15 IS BEING FILED SOLELY TO TERMINATE THE REGISTRATION
         OF THE WARRANTS OF FIRST LOOK MEDIA, INC. WHICH EXPIRED ON
         FEBRUARY 16, 2002. THE COMMON STOCK OF FIRST LOOK MEDIA, INC. IS
         TO REMAIN REGISTERED.
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            (Titles of each class of securities covered by this Form)

                     Common Stock, par value $.001 per share
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)   |X|                   Rule 12h-3(b)(1)(i)     |X|
 Rule 12g-4(a)(1)(ii)  [ ]                   Rule 12h-3(b)(1)(ii)    [ ]
 Rule 12g-4(a)(2)(i)   [ ]                   Rule 12h-3(b)(2)(i)     [ ]
 Rule 12g-4(a)(2)(ii)  [ ]                   Rule 12h-3(b)(2)(ii)    [ ]
                                             Rule 15d-6              |X|

Approximate number of holders of record
as of the certification or notice date:                            9
                                                 ------------------------------



         Pursuant to the requirements of the Securities Exchange Act of 1934, First Look Media, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   February 26, 2002                     By: /s/ William F. Lischak
                                                  -----------------------------
                                                  William F. Lischak
                                                  Chief Operating Officer,
                                                  Chief Financial Officer
                                                  and Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.